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                                                          EXHIBIT 1

                                                                  Execution Copy

                              AMENDED AND RESTATED

                               AGREEMENT AND PLAN

                                    OF MERGER

                                   DATED AS OF

                                February 23, 1998

                                      AMONG

                         PROMETHEUS SENIOR QUARTERS LLC,

                          PROMETHEUS ACQUISITION CORP.

                                       AND

                          KAPSON SENIOR QUARTERS CORP.

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I  THE OFFER.........................................................2
  Section 1.1 The Offer......................................................2
  Section 1.2 Company Actions................................................4

ARTICLE II  THE MERGER.......................................................5
  Section 2.1 The Merger.....................................................5
  Section 2.2 Effective Time of the Merger...................................5
  Section 2.3 Certificate of Incorporation...................................6
  Section 2.4 By-laws........................................................6
  Section 2.5 Board of Directors and Officers................................6
  Section 2.6 Effects of Merger..............................................6

ARTICLE III  CONVERSION OF SHARES............................................6
  Section 3.1 Conversion of Shares...........................................6
  Section 3.2 Exchange of Certificates.......................................7
  Section 3.3 Dissenting Company Shares......................................9
  Section 3.4 Merger Without Meeting of Stockholders.........................9
  Section 3.5 No Further Ownership Rights in the Shares......................9
  Section 3.6 Closing of Company Transfer Books.............................10
  Section 3.7 Stock Options.................................................10
  Section 3.8 Closing.......................................................10
  Section 3.9 Transfer Taxes................................................10


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF INVESTOR......................10
  Section 4.1 Organization, Standing and Power..............................10
  Section 4.2 Authority; Non-Contravention..................................11
  Section 4.3 Offer Documents and Proxy Statement...........................12
  Section 4.4 Financing.....................................................12
  Section 4.5 Brokers.......................................................12

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................12
  Section 5.1 Organization, Standing and Power..............................13
  Section 5.2 Capital Structure.............................................13
  Section 5.3 Subsidiaries..................................................14
  Section 5.4 Authority; Non-Contravention..................................14
  Section 5.5 SEC Documents.................................................15
  Section 5.6 Offer Documents and Proxy Statement...........................16
  Section 5.7 Absence of Certain Events.....................................17
  Section 5.8 Litigation....................................................18
  Section 5.9 Compliance with Law...........................................18
  Section 5.10 Employee Plans...............................................21
  Section 5.11 Employment Relations and Agreement...........................23
  Section 5.12 Contracts....................................................24
  Section 5.13 Environmental Laws and Regulations...........................27
  Section 5.14 Property and Leases..........................................28
  Section 5.15 Patents, Trademarks, Copyrights..............................31
  Section 5.16 Insurance....................................................32
  Section 5.17 Takeover Statutes............................................32
  Section 5.18 Taxes........................................................32
  Section 5.19 No Change of Control.........................................33
  Section 5.20 Brokers......................................................33
  Section 5.21 Disclosures..................................................33
  Section 5.22 Company Disclosure Letter....................................33

ARTICLE VI  REPRESENTATIONS AND WARRANTIES REGARDING SUB....................33
  Section 6.1 Organization and Standing.....................................34
  Section 6.2 Authority; Non-Contravention..................................34

ARTICLE VII  COVENANTS RELATING TO CONDUCT OF BUSINESS......................34

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  Section 7.1 Conduct of Business by the Company Pending the Merger.........35
  Section 7.2 Conduct of Business of Sub Pending the Merger.................38

ARTICLE VIII  ADDITIONAL AGREEMENTS.........................................38
  Section 8.1 Company Stockholder Approval; Proxy Statement.................38
  Section 8.2 Indemnification...............................................39
  Section 8.3 Additional Agreements.........................................40
  Section 8.4 No Shop.......................................................41
  Section 8.5 Advice of Changes; SEC Filings................................42
  Section 8.6 Board Representation; Directors...............................42

ARTICLE IX  CONDITIONS PRECEDENT............................................42
  Section 9.1 Conditions to Each Party's Obligation to Effect the Merger....42

ARTICLE X  TERMINATION, AMENDMENT AND WAIVER................................43

  Section 10.1 Termination by Mutual Consent................................43
  Section 10.2 Termination by Either Investor or the Company................43
  Section 10.3 Termination by Investor......................................44
  Section 10.4 Termination by the Company...................................44
  Section 10.5 Effect of Termination and Abandonment........................45

ARTICLE XI  MISCELLANEOUS...................................................46
  Section 11.1 Non-Survival of Representations, Warranties and Agreements...46
  Section 11.2 Notices......................................................47
  Section 11.3 Fees and Expenses............................................48
  Section 11.4 Publicity....................................................48
  Section 11.5 Specific Performance.........................................48
  Section 11.6 Assignment; Binding Effect...................................48
  Section 11.7 Entire Agreement.............................................48
  Section 11.8 Amendment....................................................49
  Section 11.9 Governing Law................................................49
  Section 11.10 Counterparts................................................49
  Section 11.11 Headings and Table of Contents..............................49
  Section 11.12 Interpretation..............................................49
  Section 11.13 Waivers.....................................................49
  Section 11.14 Incorporation of Exhibits...................................50
  Section 11.15 Severability................................................50
  Section 11.16 Subsidiaries................................................50

Exhibits

      Exhibit A  Conditions of the Offer
      Exhibit B  Operating Plan and Budget

                               Defined Terms Index

Agreement......................................................Preamble
Alternative Proposal...........................................Section 8.4
Blue Sky Laws..................................................Section 4.2
Budgets........................................................Exhibit A
Cap............................................................Section 8.3
Capital Expenditure Budget and Schedule........................Section 5.14
Certificates...................................................Section 3.1
Closing........................................................Section 3.8
Code...........................................................Section 5.10
Common Stock...................................................Recitals
Common Stock Cash Merger Price.................................Section 3.1
Common Stock Certificates......................................Section 3.1
Common Stock Merger Consideration..............................Section 3.1
Common Stock Offer Price.......................................Recitals
Company........................................................Preamble
Company Benefit Plan...........................................Section 5.10
Company Disclosure Letter......................................Section 5.2
Company Properties.............................................Section 5.14
Company Property...............................................Section 5.14
Company Reports................................................Section 5.5
Company SEC Documents..........................................Section 5.5
Contracts......................................................Section 5.12
Development Budget and Schedule................................Section 5.14

Development Properties.........................................Section 5.14
DGCL...........................................................Recitals
Dissenting Company Shares......................................Section 3.3
Effective Time.................................................Section 2.2
Employment Agreements..........................................Section 5.11
Environmental Claim............................................Section 5.13
Environmental Laws.............................................Section 5.13
ERISA..........................................................Section 5.10
Exchange Act...................................................Section 1.1
Exchange Fund..................................................Section 3.2
Exchangeable Preferred.........................................Recitals
Exchangeable Preferred Certificates............................Section 3.1
Exchangeable Preferred Merger Consideration....................Section 3.1
Exchangeable Preferred Offer Price.............................Recitals
Fairness Opinion...............................................Section 2.1
Financial Advisor..............................................Section 1.2
Governmental Entity............................................Section 4.2
Hazardous Materials............................................Section 5.13
Indemnified Parties............................................Section 8.2
Information Statement..........................................Section 4.3
Investor.......................................................Preamble
Knowledge......................................................Section 11.6
Leased Property................................................Section 5.14

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LFREI..........................................................Guaranty
Liens..........................................................Section 5.14
Material Adverse Change........................................Section 4.2
Material Adverse Effect........................................Section 4.2
Medical Reimbursement Program..................................Section 5.9
Merger.........................................................Recitals
Merger Consideration...........................................Section 3.1
Minimum Condition..............................................Exhibit A
Multiemployer Plan.............................................Section 5.10
Offer..........................................................Recitals
Offer Documents................................................Section 1.1
OIG............................................................Section 5.9
Option.........................................................Section 3.7
Options........................................................Section 3.7
Owned Property.................................................Section 5.14
Paying Agent...................................................Section 3.2
PCBs...........................................................Section 5.13
Permits........................................................Section 5.9
Permitted Liens................................................Section 5.14
Plan...........................................................Section 5.10
Prior Agreement................................................Recitals
Projects.......................................................Section 5.14
Property.......................................................Section 5.13
Proxy Statement................................................Section 4.3
Schedule 14D-9.................................................Section 2.1
SEC............................................................Section 1.1
Section 9.3 Agreements.........................................Section 9.3
Securities Act.................................................Section 4.2

Shares.........................................................Recitals
Salomon Brothers Book..........................................Exhibit A
Stock Plan.....................................................Section 5.2
Stockholder Meeting............................................Section 8.1
Stockholders Agreement.........................................Recitals
Sub............................................................Preamble
Sub Share......................................................Section 3.1
Subsidiary.....................................................Section 11.6
Surviving Corporation..........................................Section 2.1
Tax; Taxes; Taxable............................................Section 5.18
Tax Return.....................................................Section 5.18
Termination Date...............................................Section 10.2
Termination Fee................................................Section 10.5
Title Policies.................................................Section 5.14
Transfer Taxes.................................................Section 3.9
UST............................................................Section 5.13

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                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 23, 1998, by and among Prometheus Senior Quarters LLC, a Delaware limited liability company or an affiliate thereof ("Investor"); Prometheus Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Investor ("Sub"); and Kapson Senior Quarters Corp., a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Investor, Sub and the Company previously entered into that certain Agreement and Plan of Merger, dated as of September 30, 1997 (the "Prior Agreement"), and each now desires to amend and restate the Prior Agreement in its entirety;

     WHEREAS, the Board of Directors of the Company has approved the acquisition of the Company by Investor pursuant to a tender offer (such tender offer, as it may be amended or supplemented from time to time as permitted under this Agreement, the "Offer") by Sub for (i) all of the outstanding shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company at a price of $14.50 per share, net to the seller in cash, without interest (the "Common Stock Offer Price") and (ii) all of the outstanding shares of the $2.00 Convertible Exchangeable Preferred Stock of the Company (the "Exchangeable Preferred") at a price per share of $27.93, net to the seller in cash, without interest (the "Exchangeable Preferred Offer Price") (the Exchangeable Preferred, together with the Common Stock, the "Shares"), followed by a merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Investor to enter into this Agreement, Investor and certain stockholders of the Company are entering into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") pursuant to which such stockholders have, among other matters, agreed to tender their shares of Common Stock in the Offer and have granted to Investor an option to purchase the shares of Common Stock owned by such stockholders, in each case, upon the terms and subject to the conditions specified in the Stockholders Agreement;

     WHEREAS, the Board of Directors of the Company has determined that it is fair and in the best interests of its stockholders for Sub to merge with and into the Company pursuant to Section 251 of the Delaware General Corporation Law ("DGCL"), upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Offer, the Merger, the Stockholders Agreement, this Agreement and the transactions to which the Company is a party contemplated hereby and thereby, and has agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Company's stockholders accept the Offer and tender their shares;

     WHEREAS, pursuant to the Merger, each issued and outstanding Share not owned directly or indirectly by Investor or the Company, except Shares held by holders who comply with the provisions of the DGCL regarding the right of stockholders to dissent from the Merger and require appraisal of their Shares, will be converted into the right to receive the per share consideration paid pursuant to the Offer in respect of the Common Stock and the Exchangeable Preferred, as the case may be; and

     WHEREAS, Investor and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

     Section 1.1 The Offer. (a) Subject to the provisions of this Agreement and as soon as practicable, but in any event within five business days after the first public announcement of this Agreement, Sub shall, and Investor shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act (as hereinafter defined), the Offer. The obligation of Sub to, and of Investor to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A and to the terms and conditions of this Agreement. The Offer shall initially expire 20 business days after the date of its commencement (subject to the other provisions of this Section 1.1); provided, however, that unless this Agreement is terminated in accordance with Article X, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination, at the request of the Company, Investor and Sub shall extend the expiration date of the Offer from time to time to the earlier of (i) the date on which Sub purchases or becomes obligated to purchase that number of Shares that would satisfy the Minimum Condition (as defined in Exhibit A) and (ii) the date 60 business days after the date of its commencement. Without the prior written consent of the Company, Sub shall not
(i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per share of either class of the Shares to be paid pursuant to the Offer, (iv) except as provided in the following sentence, extend the Offer, if all of the conditions of the Offer are satisfied or waived, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, extend the Offer at any time, and from time to time: (i) if at the then scheduled expiration date of the Offer any of the conditions to Sub's obligation to accept for payment and pay for the Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC (as hereinafter defined) or its staff applicable to the Offer; (iii) until 10 business days following the expiration of the 10 business day period referred to in the condition in clause
(f) of Exhibit A and if such condition (f) shall not have been satisfied, for as long as Investor and Sub shall determine until, in their sole discretion, all conditions of the Offer are satisfied; and (iv) if all conditions of the Offer are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of shares of Common Stock and less than 90% of the then outstanding shares of Exchangeable Preferred, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Investor shall cause Sub to, pay for all of the Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

     (b) On the date of commencement of the Offer, Investor and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. Investor and Sub hereby covenant that the Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Investor or Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Investor, Sub and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Investor, Sub and Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

     Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company at a meeting duly called and held has duly adopted resolutions (i) approving this Agreement, the Stockholders Agreement, the Offer and the Merger,
(ii) determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company, and the holders of shares of Common Stock and the holders of shares of Exchangeable Preferred and (iii) recommending that the Company's stockholders accept the Offer and tender their Shares and approve the Merger and this Agreement. The Company hereby consents to the inclusion in the Offer Documents of such recommendation of the Board of Directors of the Company. The Company represents and warrants that its Board of Directors has received the written opinions (the "Fairness Opinions") of Salomon Smith Barney and J.P. Morgan Securities Inc. (together, the "Financial Advisors") that the proposed consideration to be received by the holders of shares of Common Stock and the holders of shares of Exchangeable Preferred pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisors to permit, subject to the prior review and consent by the Financial Advisors (such consent not to be unreasonably withheld), the inclusion of the Fairness Opinions (or a reference thereto) in the Offer Documents, the
Schedule 14D-9 (as hereinafter defined) and the Proxy Statement (as hereinafter defined). The Company represents and warrants that its Board of Directors has taken all necessary steps to render Section 203 of the DGCL inapplicable to the Offer, the Merger and the transactions contemplated by this Agreement and the Stockholders Agreement.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations set forth in paragraph (a) above and shall mail the Schedule 14D-9 to the stockholders of the Company as required by Rule 14d-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Investor in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's stockholders. Investor and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Company hereby covenants that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Investor or Sub for inclusion in the Schedule 14D-9. Each of the Company, Investor and Sub agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Investor and Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Sub with a list of the holders of Shares and mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings (including Shares held by depositories) and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Sub may reasonably request in communicating the Offer to the Company's stockholders. The Company acknowledges that Sub intends to commence the Offer by sending Offer materials to the holders of the Shares and, therefore, the obligations of the Company as set forth in this subparagraph are extremely time-sensitive.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, on the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

     Section 2.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the "Effective Time") when a Certificate of Merger meeting the requirements of Section 251 of the DGCL shall have been duly executed and filed in accordance with such Section, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed as soon as practicable following fulfillment of the conditions set forth in Article IX hereof.

     Section 2.3 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with its terms and as provided by law and this Agreement.

     Section 2.4 By-laws. The By-laws of the Company as in effect at the Effective Time shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

     Section 2.5 Board of Directors and Officers. The directors of Sub at the Effective Time and Glenn Kaplan and Evan A. Kaplan shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and the officers of the Company shall be the officers of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

     Section 2.6 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                                   ARTICLE III

                              CONVERSION OF SHARES


     Section 3.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company:

     (a) All Shares that are held in the treasury of the Company and any Shares owned by Investor, Sub or any other wholly owned Subsidiary (as hereinafter defined) of Investor shall be canceled and no consideration shall be delivered in exchange therefor.

     (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled in accordance with Section 3.1(a) and other than Dissenting Company Shares (as hereinafter defined)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Common Stock Offer Price, without interest (the "Common Stock Merger Consideration"). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates (the "Common Stock Certificates") representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration.

     (c) Each Share of Exchangeable Preferred issued and outstanding immediately prior to the Effective Time (other than shares of Exchangeable Preferred to be canceled in accordance with Section 3.1(a) and other than Dissenting Company Shares) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Exchangeable Preferred Offer Price, without interest (the "Exchangeable Preferred Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration"). All such shares of Exchangeable Preferred, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates

(the "Exchangeable Preferred Certificates" and, together with the Common Stock Certificates, the "Certificates") representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Exchangeable Preferred Merger Consideration.

     (d) Each share of common stock, par value $.01 per share (each a "Sub Share"), of Sub, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 3.2 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Investor shall appoint IBJ Schroder Bank & Trust Company or a commercial bank or trust company mutually agreeable to Investor and the Company to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of the Certificates. All of the fees and expenses of the Paying Agent shall be borne by Investor.

     (b) Surviving Corporation to Provide Funds. Investor shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying

Agent with cash in amounts necessary to pay for all of the Shares pursuant to
Section 3.1 (determined as though there are no Dissenting Company Shares), when and as such amounts are needed by the Paying Agent (such amounts, the "Exchange Fund"). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Investor, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Investor. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Investor shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of Shares 180 days after the Effective Time of the Merger shall be delivered to the Surviving Corporation at such time. After six months following the Effective Time, holders of Shares shall look only to the Surviving Corporation (subject to the terms of this Agreement) as a general creditor for payment of the Merger Consideration, without interest, upon the surrender of any Certificates held by them.

     (c) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Investor and the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Investor may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or delivery of such customary affidavits and indemnities with respect to a lost certificate which the Paying Agent and/or the Company's transfer agent may reasonably require) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate (other than Certificates representing Dissenting Company Shares and Certificates representing any Shares held in the treasury of the Company) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     Section 3.3 Dissenting Company Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the DGCL (the "Dissenting Company Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Upon the Company's receipt of any notice of election to dissent in accordance with the provisions of such Section 262, the Company shall promptly provide Investor with a copy of such notice of election to dissent. The Company shall not, except with the prior written consent of Investor, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

     Section 3.4 Merger Without Meeting of Stockholders. In the event that Sub, or any other direct or indirect Subsidiary of Investor, shall acquire at least 90% of the outstanding shares of Common Stock and at least 90% of the outstanding shares of the Exchangeable Preferred, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     Section 3.5 No Further Ownership Rights in the Shares. From and after the Effective Time, the holders of Shares which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares.

     Section 3.6 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III.

     Section 3.7 Stock Options. All options (individually, an "Option" and collectively, the "Options") outstanding immediately prior to the Effective Time under any Company stock option plan, whether or not then exercisable, shall be canceled and each holder of an Option will be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such Option, without interest. All amounts payable pursuant to this Section 3.7 shall be subject to all applicable withholding of taxes and shall be paid as soon as practicable following the Effective Time. The Company shall take all action necessary to effectuate the foregoing, including obtaining all necessary consents of the holders of Options. Notwithstanding the foregoing, the Company will use reasonable efforts to cause the holders of the Options to exercise such Options on or prior to the Effective Time.

     Section 3.8 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 9:00 a.m. local time on the day which is no later than two business days after the day on which the last of the conditions set forth in Article IX (other than those that can only be fulfilled at the Effective Time) is fulfilled or waived or at such other time and place as Investor and the Company shall agree in writing.

     Section 3.9 Transfer Taxes. Investor and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger (collectively, "Transfer Taxes"). The Company will pay all of the Transfer Taxes.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

     Investor represents and warrants to the Company as follows:

     Section 4.1 Organization, Standing and Power. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted.

     Section 4.2 Authority; Non-Contravention. Investor has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Investor and the consummation by Investor of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Investor. This Agreement has been duly executed and delivered by Investor and (assuming the valid authorization, execution and delivery of this Agreement by the Company)

constitutes a valid and binding obligation of Investor enforceable against Investor in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Investor or any of its Subsidiaries (as hereinafter defined) under, any provision of (i) the organizational documents of Investor and any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Investor or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Investor or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect (as hereinafter defined) on Investor, materially impair the ability of Investor to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Investor or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Investor or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in compliance with the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirement of the Securities Act of 1933, as amended (the "Securities Act"), (iv) compliance with any applicable foreign or state securities or blue sky laws (collectively, "Blue Sky Laws") and
(v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Investor, materially impair the ability of Investor to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. For purposes of this Agreement "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Investor, Sub or the Company, as the case may be, any change or effect, either individually or in the aggregate, that is or is reasonably likely to be materially adverse to the business, assets, prospects, liabilities, properties, or financial condition (i) with respect to Investor, Investor and its Subsidiaries taken as a whole, and (ii) with respect to the Company, the Company and its Subsidiaries taken as a whole.

     Section 4.3 Offer Documents and Proxy Statement. None of the information to be supplied by Investor or Sub for inclusion or incorporation by reference in the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer or the Merger pursuant to Regulation 14C or Rule 14f-1 promulgated under the Exchange Act or otherwise (together with any amendments or supplements thereto, the "Information Statement"), or, if applicable, the proxy statement (together with any amendments or supplements thereto, the "Proxy

Statement") relating to the Stockholder Meeting (as hereinafter defined) (i) in the case of the Schedule 14D-9, at the time the Schedule 14D-9 is filed with the SEC or first published, sent or given to the Company's stockholders, or (ii) in the case of the Proxy Statement or the Information Statement, as applicable, at the time of the mailing of the Proxy Statement or Information Statement and at the time of the Stockholder Meeting or the taking of the action contemplated by the Information Statement (as applicable), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.4 Financing. Investor has available and will make available to Sub sufficient funds to enable it to consummate the Offer and the Merger on the terms contemplated by this Agreement.

     Section 4.5 Brokers. No broker, investment banker or other person, other than Lazard Freres & Co. LLC, the fees and expenses of which will be paid by the Investor, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor or Sub.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Investor and Sub as follows:

     Section 5.1 Organization, Standing and Power. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite power and authority to carry on their respective businesses as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its respective properties owned or held under lease or the nature of its respective activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 5.2 Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, issuable in one or more series, of which 2,400,000 shares of Exchangeable Preferred have been designated. At the close of business on February 20, 1998, (i) 7,750,000 shares of Common Stock were issued and outstanding and (ii) 5,222,496 shares of Common Stock were reserved for issuance upon the exercise of outstanding options, options available for grant, convertible securities and stock rights in the Company. At the close of business on February 20, 1998, 2,400,000 shares of Exchangeable Preferred were issued and outstanding. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of February 20, 1998, the Company had outstanding options to acquire an aggregate of 142,100 shares of Common Stock at $9.625 to $10.00 per share, pursuant to the Company's 1996 Stock Incentive Plan

(the "Stock Plan"). Except as otherwise set forth in this Section 5.2 or in the Company Disclosure Letter (the "Company Disclosure Letter"), there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries, including any securities pursuant to which rights to acquire capital stock became exercisable only after a change of control of the Company or any of its Subsidiaries or upon the acquisition of a specified amount of the Common Stock or voting powers of the Company or any of its Subsidiaries. Since February 20, 1998, no shares of the capital stock of the Company or any of its Subsidiaries have been issued other than pursuant to the exercise of Company stock options and warrants already in existence and outstanding on such date, or conversion of Exchangeable Preferred, and neither the Company nor any of its Subsidiaries has granted any stock options, warrants or other rights to acquire any capital stock of the Company or any of its Subsidiaries. Except as specified in the Company Disclosure Letter, there are no securities issued by the Company or agreements, arrangements or other understandings to which the Company is a party giving any person any right to acquire equity securities of the Surviving Corporation at or following the Effective Time and all securities, agreements, arrangements and understandings relating to the right to acquire equity securities of the Company (whether pursuant to the exercise of options, warrants or otherwise) provide that, at and following the Effective Time, such right shall entitle the holder thereof to receive the consideration he would have received in the Merger had he exercised his right immediately before the Effective Time.

     Section 5.3 Subsidiaries. Except as set forth in the Company Disclosure Letter, (i) the Company owns, directly or indirectly through a Subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries and (ii) each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The Company Disclosure Letter sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; (iii) the number of issued and outstanding shares of capital stock or share capital; and (iv) the holder or holders of such shares. Except for interests in the Company's Subsidiaries or as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment

(whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

     Section 5.4 Authority; Non-Contravention. The Board of Directors of the Company has declared the Merger advisable, fair and in the best interests of the Company and each of the holders of Common Stock and Exchangeable Preferred, and the Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the

Company, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger by the stockholders of the Company. The only votes of the holders of any class or series of Company capital stock necessary to approve the Merger are the affirmative votes of the holders of a majority of the outstanding shares of Common Stock, voting separately as a class. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Investor and Sub, as applicable) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by creditors' rights generally or by general principles of equity. Except as set forth in the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation, By-laws or other organizational documents of the Company or any of its Subsidiaries (true and complete copies of which as of the date hereof have been delivered to Investor), or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company and its Subsidiaries to perform its material obligations hereunder or prevent the consummation of any of the material transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the provisions of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) compliance with any applicable requirements of the Securities Act, (iv) compliance with any applicable Blue Sky Laws, (v) those matters including but not limited to, regulatory consents, approvals and waivers, set forth in the Company Disclosure Letter, and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company and its Subsidiaries to perform its obligations hereunder or prevent the consummation of any of the material transactions contemplated hereby; it being understood and agreed that the Company is not making any representation or warranty with respect to third party consents, waivers or amendments required to be obtained by the Company to consummate the transactions contemplated hereby.

     Section 5.5 SEC Documents. (a) Except as set forth in the Company

Disclosure Letter, since September 1, 1996, the Company has filed all documents with the SEC required to be filed by the Company under the Securities Act or the Exchange Act (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Investor, Sub or their respective Subsidiaries for inclusion in the Company SEC Documents. The Company has delivered to Investor each registration statement, report, proxy statement or information statement prepared by it and filed with the SEC, in the form, including any exhibits or amendments thereto, filed with the SEC (collectively, the "Company Reports"). The Company has delivered to Investor the preliminary proxy materials relating to the Merger, as filed with the SEC prior to the date hereof, and the comment letters of the SEC received by the Company with respect thereto. The financial statements of the Company included in the Company SEC Documents and the Company Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of its operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein).

     (b) Except as set forth in the Company Disclosure Letter, the Company SEC Documents, the Company Reports or the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1997 which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

     (c) The Company has heretofore made available or promptly shall make to Investor a complete and correct copy of any amendments or modifications, which have not yet filed with the SEC, to agreements, documents or other instruments which previously have been filed with the SEC pursuant to the Exchange Act.


     Section 5.6 Offer Documents and Proxy Statement. None of (a) the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents at the time such documents are filed with the SEC or first published, sent or given to the Company's stockholders or (b) the Proxy Statement or the Information Statement (as applicable) at the time of the mailing of the Proxy Statement or the Information Statement and at the time of the Stockholder Meeting or the taking of the action contemplated by the Information Statement (as applicable), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Investor, Sub or their respective Subsidiaries for inclusion in any of such documents. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors should occur which is required to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Information Statement (as the case may be), such event shall be so set forth, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement and the Information Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

     Section 5.7 Absence of Certain Events. Except as set forth in the Company Disclosure Letter, since September 30, 1997, the Company and each of its Subsidiaries has operated its respective business only in the ordinary course consistent with past practice and, except as set forth in the Company Disclosure Letter, there has not occurred (i) as of the date hereof any event, occurrence or condition which, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect on the Company; (ii) any entry into any commitment or transaction that, individually or in the aggregate, has or is reasonably likely to have, a Material Adverse Effect on the Company; (iii) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iv) any amendments or changes in the Certificate of Incorporation, By-laws or other organizational documents of the Company or any of its Subsidiaries; (v) any revaluation by the Company or any of its Subsidiaries of any of its respective assets, including, without limitation, write-offs of accounts receivable, other than in the ordinary course of business consistent with past practices; (vi) any damage, destruction or loss which resulted in or is reasonably likely to result in a Material Adverse Effect on the Company; (vii) except with respect to ordinary dividends paid with respect to the Exchangeable Preferred, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (viii) any grant of any severance or termination pay to any director or executive officer of the Company or any of its Subsidiaries;
(ix) any entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any of its Subsidiaries; (x) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director or executive officer of the Company or any of its Subsidiaries; or (xi) any increase in compensation, bonus or other benefits payable to directors or executive officers of the Company or any of its Subsidiaries.

     Section 5.8 Litigation. Except as set forth in the Company Disclosure Letter, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that are reasonably likely to have a Material Adverse Effect on the Company, and, to the knowledge of the Company or any of its Subsidiaries, no development has occurred with respect to any pending or threatened action, suit or proceeding that is reasonably likely to result in a Material Adverse Effect on the Company or would prevent or delay the consummation of the transactions contemplated hereby.

     Section 5.9 Compliance with Law. (a) Except as set forth in the Company Disclosure Letter, to the knowledge of the Company, (i) neither the Company nor any of its Subsidiaries is the subject of any investigation, nor (ii) has any investigation or prosecution or other action been threatened by any Governmental Entity or any private entity or person regarding non-compliance with any law and
(iii) no basis exists for any such investigation or prosecution which is reasonably likely to have a Material Adverse Effect on the Company. None of the Company or any of the Subsidiaries may reasonably be expected to have criminal culpability or to be excluded from participation in the Medicare and Medicaid programs and any other health care program operated by or financed in whole or in part by any Governmental Entity (a "Medical Reimbursement Program") for its corporate actions or failure to act. To the knowledge of the Company, there is no executive officer of the Company or any Subsidiary continuing to be employed by the Company or any of the Subsidiaries who is reasonably likely to have individual culpability for matters under investigation by the Office of the Inspector General of the United States Department of Health and Human Services ("OIG") or other Governmental Entity.

     (b) Current billing policies, arrangements, protocols and instructions of the Company and its Subsidiaries related to services covered by Medical Reimbursement Programs comply in all material respects with applicable requirements of Medical Reimbursement Programs. The Company and each of its Subsidiaries has complied with all applicable third party payor billing policies, procedures, limitations and restrictions, and there is no pending or, to the knowledge of the Company, threatened recoupment or penalty action or proceedings against the Company or any of its Subsidiaries under any other third party payor, except for such non-compliance, actions or proceedings that individually or in the aggregate would not have a Material Adverse Effect on the Company. The current operations of the Company and its Subsidiaries do not require compliance with Medicare, Blue Cross/Blue Shield or CHAMPUS policies, procedures, limitations or restrictions.

     (c) Except as set forth in the Company Disclosure Letter, the Company and each of its Subsidiaries has obtained, and maintains in force, all licenses,

permits, franchises, certificates of authority, orders and waivers required from any Governmental Entity ("Permits") to operate their respective businesses in the manner in which they are currently operated and to occupy, operate and use any buildings, improvements, fixtures and equipment owned or leased in connection with the operation of assisted living facilities to provide the services currently provided by the Company and its Subsidiaries at all locations of the Company and its Subsidiaries, and all such Permits are valid and in full force and effect with only such exceptions that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as specified in the Company Disclosure Letter, all of the Permits referenced in the foregoing sentence have been issued in the name of the Company or the applicable Subsidiary having an ownership, leasehold, management or operational interest in the facilities referenced therein. Except as set forth in the Company Disclosure Letter, no Permits of the Company or any Subsidiary have been suspended, canceled or terminated and, to the knowledge of the Company and its Subsidiaries, no suspension, cancellation or termination of any such Permits is threatened or imminent. To the knowledge of the Company, each employee of the Company and each of its Subsidiaries (including, but not limited to, each facility administrator) has obtained, and maintains in force, all licenses, permits or similar authorizations required to authorize such employee to perform his or her duties on behalf of the Company and its Subsidiaries with only such exceptions that, individually and in the aggregate, would not have a Material Adverse Effect on the Company.

     (d) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries acting for or on behalf of the Company or any of its Subsidiaries, has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or any of its Subsidiaries: (i) any bribe, kickback or other similar payment to any Governmental Entity or any agent of any supplier or customer; or (ii) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or in compliance with applicable law).

     (e) The Company and its Subsidiaries do not provide services that are covered by the Medicare program and do not participate in the Medicare program. The Company and each of its Subsidiaries has filed or will timely file all material claims or other reports required to be filed with respect to the purchase of services by third-party payors, including, but not limited to, the Medical Reimbursement Programs. All such claims or reports are or will be complete and accurate in all material respects. The Company and each of its Subsidiaries has paid or has properly recorded on the Company's financial statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and neither the Company nor any of its Subsidiaries has any material liability to any payor with respect thereto, except as has been fully reserved for in the Company's financial statements. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors or officers has been convicted of, or plead guilty or nolo contendere to, patient abuse or neglect, or any other Medicare program-related offense.

     (f) The Company, each of its Subsidiaries, and their respective directors,

officers and employees and the other persons and entities providing professional services for the Company and its Subsidiaries, have not engaged in any activities which are in violation of Sections 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. ss.ss. 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the False Claims Act (31 U.S.C. ss. 3729 et seq.), the False Statements Acts (18 U.S.C. ss. 2002), the Program Fraud Civil Penalties Act (31 U.S.C. ss. 3801 et seq.), or related regulations or other federal or state laws and regulations, including, but not limited to, the following:

         (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

         (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

         (iii) failure to disclose knowledge by a Medicare or Medicaid claimant or a claimant under any Medical Reimbursement Program of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

         (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole in or part by any Medical Reimbursement Program or (ii) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Medical Reimbursement Program; or

         (v) referring or billing a patient for designated health services (as defined in 42 U.S.C. ss. 1395nn) or providing designated health services to a patient upon a referral from an entity or person with which the physician or an immediate family member has a financial relationship, and to which no exception under 42 U.S.C. ss. 1395nn applies.

     Section 5.10 Employee Plans. (a) The Company and each of its Subsidiaries has complied with and performed all contractual obligations and all obligations under applicable federal, state and local laws, rules and regulations (domestic and foreign) required to be performed by it under or with respect to any of the Company Benefit Plans (as hereinafter defined) or any related trust agreement or insurance contract, other than where the failure to so comply or perform does not have, nor is reasonably likely to have, a Material Adverse Effect on the Company. All contributions and other payments required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan or Multiemployer Plan (as hereinafter defined) prior to the date hereof have been made, other than where the failure to so contribute or make payments will not have, nor is reasonably likely to have, a Material Adverse Effect on the Company, and all material accruals required to be made with respect to any Company Benefit Plan or Multiemployer Plan have been made. There is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation or proceeding pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against or relating to any Company Benefit Plan or against the assets of any Company Benefit Plan, which is reasonably likely to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has not made any promises or commitments to employees or specifically to any employee regarding any future increase of benefit levels (or future creations of new benefits) with respect to any Company Benefit Plan beyond those reflected in the Company Benefit Plans, which benefit increases or creations, either individually or in the aggregate, will have or are reasonably likely to have, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries does not presently sponsor, maintain, contribute to, nor is the Company required to contribute to, nor has the Company or any of its Subsidiaries ever sponsored, maintained, contributed to, or been required to contribute to, any employee pension benefit plan within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any multiemployer plan within the meaning of section 3(37) or 4001(a)(3) of ERISA, other than those plans set forth in the Company Disclosure Letter.

     (b) Except as set forth in the Company Disclosure Letter, each Company Benefit Plan can be terminated or otherwise discontinued without material liability to the Company or any of its Subsidiaries. With respect to each Company Benefit Plan subject to Title IV of ERISA, (i) no termination of any Company Benefit Plan has occurred pursuant to which all liabilities have not been satisfied in full, and no event has occurred and no condition exists that could reasonably be expected to result in the Company or any of its Subsidiaries incurring a liability under Title IV of ERISA or could constitute grounds for terminating any Plan (as hereinafter defined); (ii) each such Company Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived; (iii) neither the Company nor any of its Subsidiaries has sought or received a waiver of its funding requirements with respect to any Company Benefit Plan and all contributions payable with respect to each Plan have been timely made; (iv) no reportable event, within the meaning of Section 4043 of ERISA, and no event set forth in Section 4062 or 4063 of ERISA, has occurred with respect to any Company Benefit Plan; and (v) the aggregate accumulated benefit obligations of each Company Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Benefit Plan) do not exceed the fair market value of the assets of such Company Benefit Plan (as of the date of such valuation).

     (c) Neither the Company nor any of its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon the Company or any of its Subsidiaries, any withdrawal liability (partial or complete) in respect of any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), which withdrawal liability has not been satisfied or discharged in full or which, either individually or in the aggregate, will cause, or is reasonably likely to cause, a Material Adverse Effect on the Company.

     (d) Except as set forth in the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in the imposition of any federal excise tax under Section 4975 of the Code with respect to any Company Benefit Plan.

     (e) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to (or has maintained or contributed to) any Company Benefit Plan which provides, or has a liability to provide, life insurance, medical, severance, or other employee welfare benefit to any employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code.

     (f) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multiemployer Plan, established by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or has contributed (including any such Plans not now maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries does not now contribute, but with respect to which the Company or any of its Subsidiaries has or may have any liability). Copies of all Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and the two most recent Forms 5500 required to be filed with respect thereto shall be promptly furnished to Investor after the date of this Agreement. The Company Disclosure Letter sets forth each Plan with respect to which benefits will be accelerated, vested, increased or paid as a result of the transactions contemplated by this Agreement.

     Section 5.11 Employment Relations and Agreement. (a) Except as set forth in the Company Disclosure Letter, and except as would not constitute a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; (ii) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries; (iv) no representation question exists and there has been no effort to organize unorganized employees of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement; (vi) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries; and (vii) neither the Company nor any of its Subsidiaries has experienced any material labor difficulty during the last three years. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, to the knowledge of the Company, there has not been any change in relations with employees of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement which could have a Material Adverse Effect on the Company.

     (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any written, or to the knowledge of the Company, any binding oral employment agreement ("Employment Agreements") which is not terminable by the Company and its Subsidiaries with payment or penalty of less than $20,000. Copies of all Employment Agreements and all amendments thereto were furnished to Investor prior to the date hereof.

     Section 5.12 Contracts. (a) Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of any Contract (as hereinafter defined), except for such defaults or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

     (b) Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

            (i) employment agreement or employment contract that has an aggregate future liability in excess of $500,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

            (ii) employee collective bargaining agreement or other contract with any labor union;

            (iii) covenant of the Company or a Subsidiary not to compete;

            (iv) agreement, contract or other arrangement with any current or former officer, director, or affiliate or relative thereof, of the Company or any Subsidiary (other than employment agreements covered by clause (i) above);

            (v) lease, sublease or similar agreement involving annual payments in excess of $100,000 with any person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Subsidiary), (A) any Company Property (as hereinafter defined) or (B) any portion of any premises otherwise occupied by the Company or a Subsidiary;

            (vi) lease or similar agreement with any person (other than the Company or a Subsidiary) under which (A) the Company or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or a Subsidiary is a lessor or sublessor of, or makes available for use any person, any tangible personal property owned or leased by the Company or a Subsidiary, in any such case which has an aggregate annual future liability or receivable, as the case may be, in excess of $100,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

            (vii) (A) continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice) in excess of $100,000 annually,

     (B) management, service, consulting or other similar type of contract or
     (C) advertising agreement or arrangement, in any such case which has an aggregate future liability to any person (other than the Company or a Subsidiary) in excess of $100,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

            (viii) material license, option or other agreement relating in whole or in part to intellectual property (including any license or other agreement under which the Company or a Subsidiary is licensee or licensor of any such intellectual property);

            (ix) agreement, contract or other instrument under which the Company or a Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person (other than the Company or a Subsidiary) or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than the Company or a Subsidiary);

            (x) agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (A) any person (including the Company or a Subsidiary) has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or
     (B) the Company or a Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

            (xi) other than inter-company guarantees, agreement, contract or other instrument under which the Company or a Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution in excess of $100,000 to, or other investment in, any person (other than the Company or a Subsidiary);

            (xii) mortgage, pledge, security agreement, deed of trust or other instrument granting a lien or other encumbrance upon any Company Property;

            (xiii) agreement or instrument providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, a Subsidiary or any predecessor person exclusive of indemnifications included in other documents listed in the Company

     Disclosure Letter or granted to sellers of real property owned or leased by the Company or its affiliates; or

            (xiv) any other material agreement, contract, management contract, lease, license, commitment or instrument to which the Company or any Subsidiary is a party or by or to which it or any of its assets or business is bound or subject, not covered by any of the categories specified in clauses (i) through (xiii) above.

     Except as set forth in the Company Disclosure Letter, all agreements, contracts, leases, licenses, commitments or instruments of the Company or any Subsidiary listed in the Company Disclosure Letter (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by the Company or the relevant Subsidiary in accordance with its terms. Except as set forth in the Company Disclosure Letter, the Company and the Subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company and its Subsidiaries, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Except as set forth in the Company Disclosure Letter there are no change of control or similar provisions or any obligations arising under any Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

     Section 5.13 Environmental Laws and Regulations. (a) Except as disclosed in the Company Disclosure Letter, (i) the Company and each of its Subsidiaries is in compliance with all applicable federal, state and local laws, statutes, ordinances, rules and regulations, and all amendments thereto relating to pollution or protection of human health or safety, health or safety of employees, sanitation, or the environment, emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials (as hereinafter defined) into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits, licenses, registrations, consents and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; except for non-compliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (ii) neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company or any of its Subsidiaries, is the subject of, any action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that, individually or in the aggregate, would have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its Subsidiaries has received any written notice or other communication that it is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Materials, or other location used for the disposal of any Hazardous Materials; and (iv) to the knowledge of the Company and its Subsidiaries, there are no circumstances that are reasonably likely to prevent or interfere with the continued compliance of the Company and its Subsidiaries with all Environmental Laws, or could form the basis of an Environmental Claim, except for such circumstances which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (b) Except as disclosed in the Company Disclosure Letter, there are no Environmental Claims which, individually or in the aggregate, would have a Material Adverse Effect on the Company that are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, against any person or entity whose liability for an Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) Except as disclosed in the Company Disclosure Letter, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath, above or into the real property owned, leased, operated, used or in which any other interest is maintained by the Company or any of its Subsidiaries or any predecessor entity of the Company or any of its Subsidiaries, or previously owned by, used by, operated by or leased to the Company or any of its Subsidiaries or any predecessor entity of the Company or any of its Subsidiaries (collectively, the "Property"), at any time and by any person or entity, of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious agents or wastes, radioactive materials, pesticides, explosives, flammables, corrosives, petroleum (including any by-product or any fraction thereof), asbestos, polychlorinated byphenyls ("PCBs") or solid wastes, including but not limited to those defined in any Environmental Law (collectively, "Hazardous Materials"), except such of the foregoing occurrences as will not have a Material Adverse Effect on the Company.

     (d) Except as disclosed in the Company Disclosure Letter, (i) There has been no past, and there is no current or anticipated storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials at, upon or from the Property except such Hazardous Materials that are used and maintained in the ordinary course of the Companies and its Subsidiaries business and are used and maintained in compliance with applicable Environmental Laws; (ii) no asbestos or asbestos-containing materials or PCBs are on any Property; and (iii) there are no underground storage tanks ("UST"), incinerators or surface impoundments on the Property, nor has any UST been removed during the past 5 years.

     Section 5.14 Property and Leases. (a) The Company Disclosure Letter sets forth a complete and accurate list and the address of all real property and interests in real property owned in fee by the Company and the Subsidiaries (individually, an "Owned Property"). The Company Disclosure Letter sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries (individually, a "Leased Property"). The Company or a Subsidiary has (i) good and insurable fee title to all Owned Property and (ii) good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a "Company Property" and, collectively, as "Company Properties"), in each case free and clear of all mortgages, liens, security interests, encumbrances, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) such as are set forth in the Company Disclosure Letter, (B) exceptions specified in the Title Policies (as hereinafter defined), (C) Permitted Liens (as hereinafter defined), (D) financing statements, easements, covenants, rights-of-way and other similar restrictions of record and (E) (I) zoning, building and other similar restrictions, (II) mortgages, liens, security interests, encumbrances, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in clauses (I), (II) and (III), individually or in the aggregate, materially impair the continued use and operation of the property to which they related in the business of the Company and the Subsidiaries, taken as a whole, as presently conducted. Except as set forth on the Company Disclosure Letter, to the knowledge of the Company and its Subsidiaries, the current use by the Company and the Subsidiaries of the offices and other facilities located on Company Property does not violate any local zoning or similar land use or government regulations in any material respect. Except as set forth in the Company Disclosure Letter, title insurance policies (or marked title insurance commitments having the same force and effect as title insurance policies) have been issued by national title insurance companies insuring the fee simple title of the Company or its Subsidiaries, as applicable, to each of the Owned Properties, subject only to the matters set forth therein (the "Title Policies"), and, to the knowledge of the Company and its Subsidiaries, the Title Policies are valid and in full force and effect and no claim has been made under any such policy. As used in this Agreement, the term "Liens" shall mean all liens, mortgages, deeds of trust, deeds to secure debt, security interests, pledges, claims, charges, easements and other encumbrances of any nature whatsoever. As used in this Agreement, the term "Permitted Liens" shall mean (i) Liens for taxes or other assessments or charges of Governmental Entities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves are being maintained by the Company or its Subsidiaries to the extent required by GAAP,
(ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created in the ordinary course of business for amounts not yet overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate reserves are being maintained by the Company or its Subsidiaries to the extent required by GAAP, (iii) easements, rights-of-way, covenants and restrictions which do not (x) interfere materially with the ordinary conduct of any Company Property or the business of the Company and its Subsidiaries as a whole or (y) detract materially from the value or usefulness of the Company Properties to which they apply and (iv) the other Liens, if any, specified in the Company Disclosure Letter.

     (b) The Company Disclosure Letter sets forth a complete and accurate list of all material commitments, letters of intent or similar written understandings made or entered into by the Company or any of its Subsidiaries as of the date hereof (x) to sell, mortgage, pledge or hypothecate any Owned Properties, which, individually or in the aggregate, are material, or to otherwise enter into a material transaction in respect of the ownership or financing of any Company Property or (y) to purchase or to acquire an option, right of first refusal or similar right in respect of any real property, which, individually or in the aggregate, are material. The Company has delivered to Investor a true and complete copy of each such commitment, letter of intent or other understanding. The Company Disclosure Letter also sets forth a complete and accurate list of all agreements to purchase real property to which the Company or any Subsidiary is a party.

     (c) Except as set forth in the Company Disclosure Letter, none of the Company Properties is subject to any outstanding purchase options nor has the Company or any of its Subsidiaries entered into any outstanding contracts with others for the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of any Company Property, and no person has any right or option to acquire, or right of first refusal with respect to, the Company's or any of its Subsidiaries' interest in any Company Property or any part thereof. Except as set forth in the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any outstanding options or rights of first refusal or has entered into any outstanding contracts with others for the purchase of any real property.

     (d) The Company has made available to Investor a capital expenditure budget and schedule for each Company Property, which describes the capital expenditures which the Company or any Subsidiary has budgeted for such Company Property for the period ending December 31, 1997 (the "Capital Expenditure Budget and Schedule"). Except as set forth in the Capital Expenditure Budget and Schedule there are no capital expenditure budgets or projections for periods after December 31, 1996 except for the Company's financial projections for 1998 and 1999 which have heretofore been furnished to Investor. The costs and time schedules set forth in the Capital Expenditure Budget and Schedule are reasonable estimates and projections. Except as set forth in the Company Disclosure Letter, there are no outstanding or, to the knowledge of the Company, threatened requirements by any insurance company which has issued an insurance policy covering any Company Property, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be made to any Company Property that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

     (e) The Company has made available to Investor a list of each Company Property which consists of or includes undeveloped land or which is in the process of being developed or redeveloped

(collectively, the "Development Properties") and a brief description of the development or redevelopment intended by the Company or any Subsidiary to be carried out or completed thereon (collectively, the "Projects"), including any budget and development schedule therefor prepared by or for the Company or any Subsidiary (collectively, the "Development Budget and Schedule"). The Company Disclosure Letter sets forth all agreements, permits, licenses, consents and authorizations which have been entered into or obtained with respect to each Development Property. To the knowledge of the Company and its Subsidiaries, there are no material impediments to or constraints on the development or redevelopment of any Project in all material respects within the time frame and for the cost set forth in the Development Budget and Schedule applicable thereto. In the case of each Project the development of which has commenced, to the knowledge of the Company and its Subsidiaries, the costs and expenses incurred or to be incurred in connection with such Project and the progress thereof are consistent and in compliance in all material respects with the Development Budget and Schedule applicable thereto. The Company has made available to Investor all feasibility studies, soil tests, due diligence reports and other studies, tests or reports performed by or for the Company at any time since the Company's initial public offering, which relate to the Development Properties or the Projects.

     (f) The Company and each of its Subsidiaries have good and sufficient title to all the personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Company.

     Section 5.15 Patents, Trademarks, Copyrights. (a) All patents and patent applications owned by or licensed to or used by the Company or any of its Subsidiaries that are listed in the Company Disclosure Letter have been duly filed in or issued by the United States Patent and Trademark Office or the corresponding offices of other countries or other jurisdictions to the extent set forth in the Company Disclosure Letter, and have been properly maintained in accordance with all applicable provisions of law and administrative regulations in the United States and each such country or other jurisdictions. Except as set forth in the Company Disclosure Letter: (i) the use of such patents by the Company and its Subsidiaries does not require the consent of any third party;
(ii) such patents are freely transferable and are owned exclusively by the Company and its Subsidiaries free and clear of any attachments, liens, royalties, encumbrances, adverse claims, licenses or any other ownership or other interest of any other person whatsoever; (iii) no person has a license from the Company or any of its Subsidiaries to use any of such patents or any claim which may arise from the existence of such patent applications; (iv) no outstanding order, decree, judgment or stipulation, and no proceeding charging the Company or any of its Subsidiaries with infringement of any adversely held patent has been served upon the Company or any of its Subsidiaries at any time during the five-year period prior to and ending on the date hereof or, to the best of the knowledge of the Company and its Subsidiaries, is threatened to be filed; (v) the conduct of the business of the Company and its Subsidiaries as now conducted or proposed to be conducted will not result in the infringement of any of such patents; and (vi) to the best of the knowledge of the Company and its Subsidiaries, no person is infringing upon any of such patents.

     (b) The Company and its Subsidiaries own or possess all other adequate licenses or other valid rights to use all other material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Company and its Subsidiaries as currently being conducted and is unaware of any assertions or claims challenging the validity of any of the foregoing. The conduct of the business of the Company and its Subsidiaries as now conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any material way, which is reasonably likely to have a Material Adverse Effect on the Company. No material infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries is known to the Company or any of its Subsidiaries.

     Section 5.16 Insurance. The Company and each of its Subsidiaries has been and is insured by financially sound and reputable insurers unaffiliated with the Company or any of its Subsidiaries with respect to its property and the conduct of its business in such amounts and against such risks as are reasonably adequate to protect its properties and business, including, without limitation, comprehensive general liability (including, without limitation, automotive, public risk, property and directors' and officers' liability) and products liability insurance.

     Section 5.17 Takeover Statutes. The Board of Directors of the Company has taken all appropriate action so that neither Investor nor Sub will be an "interested stockholder" within the meaning of Section 203 of the Act, by virtue of the Investor's or Sub's entry into this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereunder and thereunder.

     Section 5.18 Taxes. Except as set forth in the Company Disclosure Letter,
(i) the Company and each of its Subsidiaries has filed all material Tax Returns (as hereinafter defined) required to have been filed, which returns are true and complete in all material respects; (ii) the Company and each of its Subsidiaries has duly paid or made provision on its books for the payment of all material Taxes (as hereinafter defined) (including material estimated Taxes and any interest or penalties) which are due and payable (whether or not shown on any such Tax Returns), and the Company has and each of its Subsidiaries has withheld or collected and paid over pursuant to applicable law all material Taxes they are required to withhold and collect, (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes of the Company or any of its Subsidiaries; (iv) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full. For purposes of this Agreement (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated

Tax.

     Section 5.19 No Change of Control. Except as set forth in the Company Disclosure Letter, the consummation of the Merger and the transactions contemplated by this Agreement will not constitute a "change of control" or similar event under any contract or agreement of the Company giving use to a right to terminate or accelerate or resulting in an event of default thereunder or an increase in the Company's obligations thereunder. Copies of any such contracts or agreements and all amendments thereto will be promptly furnished to Investor after the date of this Agreement.

     Section 5.20 Brokers. No broker, investment banker or other person, other than the Financial Advisors, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the engagement letters between each of the Financial Advisors and the Company setting forth the fees and expenses to be paid by the Company in connection with the transactions contemplated by this Agreement has been provided to Investor.

     Section 5.21 Disclosures. This Agreement and the Company Disclosure Letter, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

     Section 5.22 Company Disclosure Letter. All of the provisions of any agreement, document or other item listed on The Company Disclosure Letter are deemed set forth in the Company Disclosure Letter.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Investor and Sub jointly and severally represent and warrant to the Company as follows:

     Section 6.1 Organization and Standing. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is wholly owned by Investor and was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement.

     Section 6.2 Authority; Non-Contravention. Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Investor as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by the

Company) constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms, except as the enforceability thereof may be limited by creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provision of (i) the Articles of Incorporation or By-Laws of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Sub, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                                   ARTICLE VII

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 7.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Letter and except as contemplated by the Current Operating Plan and Budget of the Company and its Subsidiaries, attached hereto as Exhibit B (including the right to substitute projects of substantially similar characteristics), during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Letter, and except as contemplated by the Current Operating Plan and Budget of the Company and its Subsidiaries, attached hereto as Exhibit B, and subject to the provisions of Sections 8.4 and 10.4, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Investor:

     (a) other than in connection with (i) the conversion of Exchangeable Preferred into Common Stock in accordance with their current terms, (ii) the exercise of options outstanding prior to the date hereof in accordance with their current terms and (iii) the payment of dividends on the Exchangeable Preferred in accordance with its current terms, (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends declared prior to the date of this Agreement, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than as specified in clauses (i) through (iii) of paragraph
(a) above);

     (c) amend its Certificate of Incorporation or By-Laws;

     (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that in the aggregate have a value in excess of 1% of the Company's assets;

     (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that in the aggregate have an excess of 1% of the Company's assets;

     (f) amend or otherwise modify, or terminate, any material Contract, or enter into any joint venture, lease or management agreement or other material agreement of the Company or any of its Subsidiaries;

     (g) incur any additional indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, leases or other similar instruments, or secured by any lien on any property, conditional sale obligations, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) in a single transaction or a group of related transactions, enter into a guaranty, or engage in any other financing arrangements having a value in excess of 1% of the Company's assets, or make any loans, advances or capital contributions to, or investments in, any other person;

     (h) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

     (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (j) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

     (k) make any tax election, change any annual tax accounting period, amend any tax return, settle or compromise any income tax liability, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a tax refund or fail to make the payments or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

     (l) except in the ordinary course of business, settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby with a cost of $250,000 or more;

     (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

     (n) increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company or any of its Subsidiaries made in the ordinary course of business consistent with past practice, or, except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit;

     (o) waive, amend or allow to lapse any term or condition of any confidentiality, "standstill", consulting, advisory or employment agreement to which the Company is a party;

     (p) approve any annual operating budgets for the Company and its Subsidiaries;

     (q) change the Company's dividend policy;

     (r) enter into any transaction with affiliates;

     (s) enter into any business other than the ownership, management, operation and development of assisted living facilities and business related thereto;

     (t) pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property or (iv) make a general assignment for the benefit of its creditors;

     (u) purchase or lease or enter into a binding agreement to purchase or lease any real property;


     (v) enter into any employment agreement with any officer or employee;

     (w) enter into any development agreement, option relating to new development or any other obligation relating to new development which in the aggregate would have a cost to the Company in excess of 1% of the Company's assets;

     (x) take, or agree in writing or otherwise to take, any of the foregoing actions.

     During the period from the date of this Agreement through the

Effective Time, (i) as requested by Investor, the Company shall confer on a regular basis with one or more representatives of Investor with respect to material operational matters; (ii) the Company shall, within 30 days following each fiscal month, deliver to Investor financial statements, including an income statement and balance sheet for such month; and (iii) upon the knowledge of the Company or any of its Subsidiaries of any Material Adverse Change to the Company, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein, the Company shall promptly notify Investor thereof.

     Notwithstanding any provision contained in this Agreement, action taken by the Company and its Subsidiaries which is permitted under this Section 7.1 shall not constitute a misrepresentation or breach of warranty or covenant. The Company shall have the right to update the Company Disclosure Letter, as it relates to Section 5.12, between the date hereof and the Effective Time to reflect actions taken by the Company and its Subsidiaries which are permitted to be taken pursuant to this Section 7.1.

     Section 7.2 Conduct of Business of Sub Pending the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

     Section 8.1 Company Stockholder Approval; Proxy Statement. (a) If approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company shall, if appropriate, call a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger and shall use its reasonable best efforts to obtain stockholder approval of the Merger. The Stockholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer and the Company shall, through its Board of Directors but subject to the fiduciary duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith after consultation with the Company's outside counsel, recommend to its stockholders the approval of the Merger and not rescind its declaration that the Merger is advisable. The record date for the Stockholder Meeting shall be a date subsequent to the date Investor or Sub becomes a record holder of Shares purchased pursuant to the Offer.

     (b) If required by applicable law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement or, if applicable, an Information Statement, with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement or the Information Statement to be cleared by the SEC. The Company shall notify Investor of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, or the Information Statement or for additional information and shall supply Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Information Statement or the Merger. The Company shall give Investor and its counsel the opportunity to review the Proxy Statement or, if applicable, the Information Statement, prior to its being filed with the SEC and shall give Investor and its counsel the opportunity to review all amendments and supplements to the Proxy Statement or, if applicable, the Information Statement, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Investor agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement or, if applicable, the Information Statement, has been cleared by the SEC, the Company shall mail the Proxy Statement or, if applicable, the Information Statement, to the stockholders of the Company.

     (c) The Company shall use its reasonable best efforts to obtain any necessary approvals by its stockholders of the Merger, this Agreement and the transactions contemplated hereby.

     (d) Investor agrees, subject to applicable law, to cause all Shares purchased pursuant to the Offer and all other Shares owned by Sub or any other Subsidiary of Investor to be voted in favor of the approval of the Merger.

     Section 8.2 Indemnification. (a) Investor shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of each person who is now or has at any time prior to the date hereof been entitled to the benefit of the indemnification provisions set forth in the Company's Certificate of Incorporation and Bylaws (the "Indemnified Parties"), to the fullest extent now or hereafter permitted under the Act, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

     (b) The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity obligations provided for in this Section 8.2.


     (c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Company, under the DGCL or otherwise. The provisions of this Section shall survive the consummation of the Merger and are expressly intended to benefit each of the Indemnified Parties.

     (d) The Surviving Corporation shall maintain in effect for not less than three years after the Effective Time the current policies of directors, and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Time; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; provided, however, that the Surviving Corporation shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (e) For the period from the time when Sub first purchases Shares pursuant to the Offer through the Effective Time, Investor shall not permit the Company to amend the provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties.

     Section 8.3 Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

     (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Investor, the Company and the Surviving Corporation shall take all such necessary action.

     (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

     Section 8.4 No Shop. The Company agrees (a) that neither it nor any of its Subsidiaries shall, nor shall its or any of its Subsidiaries' officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or except as may be required in the exercise of the fiduciary duties of the Company's directors to the Company or its shareholders after receiving advice from outside counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 8.5; provided, however, that nothing contained in this Section 8.5 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors of the Company after receiving advice of outside counsel, may be required under applicable law. From and after the execution of this Agreement, the Company shall immediately advise Investor in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an Alternative Proposal (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Investor within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, the Company shall immediately advise Investor, in writing, if the Board of Directors of the Company shall make any determination as to any Alternative Proposal.

     Section 8.5 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Investor on operational matters and provide Investor with data with respect to the Investor and its Subsidiaries and access to the personnel of the Company and its Subsidiaries, in each case, as Investor shall reasonably request. Investor and the Company shall promptly advise each other orally and in writing of any change or event that has had, or could reasonably be expected to have, a Material Adverse Effect on Investor or the Company, as the case may be. The Company and Investor shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     Section 8.6 Board Representation; Directors. Promptly upon the purchase of shares of Common Stock pursuant to the Offer, Investor shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Investor, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors and (b) the percentage that the number of shares of Common Stock purchased by Investor bears to the number of shares of Common Stock outstanding, and the Company shall, upon request by Investor, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Investor's designees to be elected to the Board of Directors and shall cause Investor's designees to be so elected. The Company shall take, at its expense, all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 8.8 and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders such information with respect to the Company and its officers and directors as is required by such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 8.8. Investor shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. At the Effective Time, the Company will obtain a resignation of each director not specified in Schedule 2.5.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

     Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) Common Stockholder Approval. If approval of the Merger by the holders of the Common Stock is required by applicable law, the Merger shall have been approved by the requisite vote of such holders.

     (b) No Order. No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

     Section 10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after any approval by the stockholders of the Company, by the mutual consent of Investor and the Company prior to the purchase of the Shares pursuant to the Offer.

     Section 10.2 Termination by Either Investor or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of the Company or by the Investor if:

     (a) the Merger shall not have been consummated by December 31, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available (i) to Investor, if Sub or any affiliate of Sub acquires Shares pursuant to the Offer, or (ii) to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or

     (b) upon a vote at a duly held meeting or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law; or

     (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all commercially reasonable efforts to remove such injunction, order or decree; or

     (d) pursuant to the provisions of Section 1.1 or as the result of the failure of any of the conditions set forth in Exhibit A hereto, the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause (d) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition; or

     (e) Investor shall have reasonably determined that any Offer condition (other than the Minimum Condition) is not capable of being satisfied at any time in the future and Investor has not purchased Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, such Offer condition being incapable of satisfaction.

     Section 10.3 Termination by Investor. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the Investor, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendations of the Offer or the Merger or shall have resolved to do any of the foregoing, or shall have recommended an Alternative Proposal to the Company's stockholders.

     Section 10.4 Termination by the Company. This Agreement may be terminated and the Merger abandoned by the Company at any time prior to the approval of the Merger by the stockholders of the Company in accordance with applicable law, if there is an Alternative Proposal which the Board of Directors of the Company in good faith determines represents a superior transaction for the stockholders of the Company as compared to the Merger, and the Board of Directors of the Company determines, after consultation with counsel, that failure to terminate this Agreement would be inconsistent with the compliance by the Board of Directors of the Company with its fiduciary duties to stockholders imposed by law; provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(a) shall not be available (i) if the Company has breached in any material respect its obligations under Section 8.4 or (ii) if the Alternative Proposal is subject to a financing condition, unless the Board of Directors of the Company is of the opinion, after receiving a written opinion from a nationally recognized investment banking firm, that the Alternative Proposal is financeable. The Company will provide Investor with two days' written notice of its intention to so terminate the Agreement.

     Section 10.5 Effect of Termination and Abandonment. (a) In the event that
(w) this Agreement is terminated by either party pursuant to Section 10.2(b),
(x) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Investor its approval or recommendation of the Offer or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders and Investor shall have terminated this Agreement pursuant to
Section 10.3, (y) this Agreement shall have been terminated by the Company pursuant to Section 10.4 or (z) any person shall have made an Alternative Proposal at $14.50 per share of Common Stock or more for 75% or more of the Common Stock and thereafter this Agreement is terminated for any reason other than those set forth in clauses (w), (x) or (y) above and within 6 months thereafter the Company shall have entered into an agreement with respect to an Alternative Proposal at $14.50 per share of Common Stock or more for 75% or more of the Common Stock, then the Company shall promptly, but in no event later than two days after such termination, pay Investor a fee of $6,000,000 (a "Termination Fee"). In the event this Agreement is terminated as a result of the failure of the conditions specified in Exhibit A then the Company shall promptly reimburse Investor for all out-of-pocket costs and expenses incurred by Investor in connection with the Offer, this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors in an amount not to exceed $1,000,000. The Company acknowledges that the agreements contained in this Section 10.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Investor and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the termination fee pursuant to this Section 10.5(a), and, in order to obtain such payment, Investor or Sub commences a suit which results in a judgment against the Company for the fee and expenses set forth in this Section 10.5(a), the Company shall pay to Investor its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of such fee and expenses at the rate of 10% per annum compounded quarterly (but in no event at a rate in excess of the rate permitted by Delaware law). In addition, in the event of termination of this Agreement and the abandonment of the Merger for any reason, the parties will cooperate to cause the prompt withdrawal of any applications for licenses, permits or other consents or approvals submitted by the Company in anticipation of effectuating the Merger. The sole rights and remedies of Investor and Sub for any misrepresentation or breach of warranty or covenant arising under this Agreement shall be limited to the specific rights and remedies set forth in this Section 10.5.

     (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
10.5 and Section 11.3.

                                   ARTICLE XI

                                  MISCELLANEOUS

     Section 11.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Time.

     Section 11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to Investor:

         Prometheus Senior Quarters LLC
         c/o Lazard Freres Real Estate Investors L.L.C.
         30 Rockefeller Plaza, 63rd Floor

         New York, New York 10020

         Attention:  Robert P. Freeman and Murry N. Gunty
         Facsimile:    (212) 332-5980

         Telephone:    (212) 632-6000

         with a copy to:

         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, New York  10004-1980
         Attention:  Jonathan L. Mechanic, Esq.
         Facsimile:    (212) 859-4000
         Telephone:    (212) 859-8000

         If to the Company:

         Glenn Kaplan
         Kapson Senior Quarters Corp.
         125 Froehlich Farm Blvd.
         Woodbury, New York 11797
         Facsimile:    (516) 921-8367
         Telephone:    (516) 921-8900

         with a copy to:

         Proskauer Rose LLP
         1585 Broadway
         New York, New York 10036


         Attention:  Arnold J. Levine, Esq.
         Facsimile:    (212) 969-2900
         Telephone:    (212) 969-3000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     Section 11.3 Fees and Expenses. Whether or not the Merger, the Offer or the other transactions contemplated hereby are consummated, except as provided in
Section 10.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     Section 11.4 Publicity. So long as this Agreement is in effect, Investor, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Investor shall have the right to assign any of its rights or obligations hereunder to any affiliate of Investor so long as Investor shall not be released from any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Investor's agreement contained in
Section 8.2 hereof.

     Section 11.7 Entire Agreement. This Agreement, the Exhibits hereto, the Company Disclosure Letter, the Confidentiality Agreement dated September 12, 1997, between the Company and Investor and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, (including, without limitation, the Prior Agreement). No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     Section 11.8 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 11.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.

     Section 11.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     Section 11.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     Section 11.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     Section 11.13 Waivers. Subject to applicable law, the parties hereto may
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.


     Section 11.14 Incorporation of Exhibits. The Company Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     Section 11.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 11.16 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. It being understood and agreed that each of Senior Quarters at Forsgate L.L.C. and Senior Quarters at Glen Riddle L.P. shall be deemed Subsidiaries of the Company for the purpose of this Agreement. As used in this Agreement, the term "knowledge," with respect to the Company and its Subsidiaries, shall mean the actual knowledge of Glenn Kaplan, Wayne Kaplan, Evan Kaplan or Raymond DioGuardi.

     IN WITNESS WHEREOF, Investor, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                              PROMETHEUS SENIOR QUARTERS LLC

                              By:   LF STRATEGIC REALTY
                                    INVESTORS II L.P., its Sole Member

                              By:   LAZARD FRERES REAL ESTATE INVESTORS

                                    L.L.C., its General Partner

                              By:   /s/ Robert P. Freeman
                                    -----------------------------------
                                    Robert P. Freeman
                                    Principal


                              PROMETHEUS ACQUISITION CORP.

                              By:   /s/ Robert P. Freeman
                                    -----------------------------------
                                    Robert P. Freeman
                                    President



                              KAPSON SENIOR QUARTERS CORP.

                              By:   /s/ Glenn Kaplan
                                    -----------------------------------
                                    Glenn Kaplan
                                    Chairman and Chief Executive Officer

     Lazard Freres Real Estate Investors L.L.C. ("LFREI") hereby irrevocably, unconditionally and completely guarantees and ensures the full and timely payment and performance of all of Investor's and Sub's obligations and liabilities under this Agreement and any agreements, documents or instruments executed or to be executed by either of them in connection herewith. The obligations and liabilities under this guaranty constitute primary obligations and liabilities of LFREI and shall not be affected by the absence of an action to enforce obligations of, or any proceedings first against, Investor or Sub, any defense, offset, claim, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of LFREI as a surety or guarantor. LFREI represents and warrants that it is the sole member of Investor.

LAZARD FRERES REAL ESTATE
INVESTORS L.L.C.

By: /s/ Robert P. Freeman
   -----------------------------
        Robert P. Freeman
        Principal


                                    EXHIBIT A
                                    ---------

                             CONDITIONS OF THE OFFER
                             -----------------------

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the sum of all outstanding shares of Common Stock on a fully-diluted basis including shares issuable upon (i) the exercise of options (other than options the holders of which have executed agreements which provide that, for so long as the Agreement shall be in effect, such holders will not exercise such options prior to the Effective Time, which agreements are in full force and effect at the time of the expiration of the Offer), warrants or other rights to acquire shares (whether or not currently exercisable or vested) having an exercise price equal to or less than the Common Stock Offer Price and (ii) the conversion of outstanding Shares of Exchangeable Preferred (it being understood and agreed that for purposes of satisfying the Minimum Condition (as hereinafter defined), each share of Exchangeable Preferred tendered in the Offer shall be deemed to account for 1.92604 shares of Common Stock)(the "Minimum Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

            (a) there shall have been instituted, pending or threatened any action or proceeding by any governmental, regulatory or administrative agency or authority, which (i) seeks to challenge the acquisition by Investor of Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain any material damages in connection therewith, (ii) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) seeks to impose limitations on the ability of Investor (or any of its affiliates) effectively to acquire or hold, or to require Investor or the Company or any of their respective affiliates to dispose of or hold separate, any portion of the assets or the business of Investor and its affiliates taken as a whole or the Company, or (iv) seeks to impose material limitations on the ability of Investor (or any of its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company; or

            (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, any statute, rule, regulation, judgment, decree, order or injunction that could reasonably be expected to, in the judgment of Investor, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of subsection (a) above; or

            (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;or

            (d) the Company and Investor shall have reached an agreement or understanding that the Offer or this Agreement be terminated or this Agreement shall have been terminated in accordance with its terms; or

            (e) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Investor or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Alternative Proposal or shall have resolved to do any of the foregoing, or shall have failed to reject any Alternative Proposal within 10 business days after receipt by the Company or public announcement thereof; or

            (f) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) ("person"), other than Investor, one or more of its affiliates or any beneficial owner of Shares on the date hereof, shall have acquired beneficial ownership of 30% or more of the outstanding shares of Common Stock or shall have been granted any options or rights, conditional or otherwise, to acquire a total of 30% or more of the outstanding shares of Common Stock; (ii) any new group shall have been formed which beneficially owns 30% or more of the outstanding shares of Common Stock; (iii) any person (other than Investor, one or more of its affiliates or any beneficial owner of Shares on the date hereof) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or (iv) any person (other than Investor, one or more of its affiliates or any beneficial owner of Shares on the date hereof) shall have offered to tender or exchange for 30% or more of the outstanding shares of Common Stock, or offered to merge, consolidate or effect some other business combination with or involving the Company.

     The foregoing conditions are for the sole benefit of Investor and may be asserted by Investor regardless of the circumstances giving rise to any such condition, unless the failure of the satisfaction of any such condition has been caused by or resulted from the failure by Investor to fulfill any of its obligations under this Agreement, and any such condition may be waived by Investor, in whole or in part, at any time and from time to time, in the sole discretion of Investor. The failure by Investor at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering stockholders.